Exhibit 99.1

Michael A. Quinlan, the Senior Vice President, Chief Accounting Officer and Controller of Cousins Properties Incorporated (the “Company”), has informed the Company that he plans to leave the Company within the next several months. He has agreed to continue in his current role as the Company searches for a replacement and during a transition period after the replacement is hired. The Company has begun a search for Mr. Quinlan’s replacement, and expects to conclude this search by the end of the first quarter, 2005.